Exhibit 99.6

McGLADREY&PULLEN, LLP
Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT




To the Partners
Coronet Communications Company
Bronxville, New York


We have audited the accompanying statements of operations, partners' capital (deficit), and cash flows of Coronet Communications Company for the year ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Coronet Communications Company for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                           /s/McGladrey & Pullen, LLP



New York, New York January 24, 1997 (Except for Note 4, which is as of January 31, 1997)